AMENDMENT

This is an amendment to that certain agreement between IntelligenTek Corporation, located at NASA Research Park, MS 19-46H, Moffett Field, CA 94035 and Chieh Ho Technology Co., Ltd (“Chieh Ho”), a Taiwan limited liability company located at 6FL, No.12, Lane 345, Yangguang St., Neihu District, Taipei City 114, Taiwan (R.O.C.) dated February 1, 2007.  The date of this amendment is August 10, 2007.

WHEREAS, the parties have for good consideration and mutual covenants agreed to amend the said agreement as following:

Paragraph 2.1 shall be replaced in its entirety by: License to Distribute and Market.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, a non-exclusive, nontransferable right and license to market and distribute the “Product” (Exhibit A, “Product”), subject to the limitations set forth in Section 2.2. For the avoidance of doubt, Licensee shall not have any right or license to the Core Technology other than the right to distribute and market the Core Technology as an integrated solution with the Product.  Licensor grants no other rights or licenses other than as expressly set forth in this Agreement.

Paragraph 2.2

shall be replaced in its entirety by: License Fee.  Licensee’s rights set forth in Section 2 are subject to Licensee’s payment of a license fee for 100,000 licenses at $2.00 per authentication/model (US$200,000.).

Paragraph 2.3 shall be replaced in its entirety by: Payment.  Payment of 25% of License Fee shall be made on March 30, 2007 after execution and effective date of this license.  The balance of the license fee shall be paid as follows: 25% three (3) months after delivery and acceptance of “Product” as set forth in Section 4.2 and 25% each quarter thereafter until paid in full.

Paragraph 2.7 shall be replaced in its entirety by: Term.  This license shall expire when licensee has exhausted all the valid licenses per this agreement unless renewed for an additional period, which shall not be unreasonably withheld by the Licensor.

This amendment shall supersede all other oral or written agreements and shall be made an integral part of the original agreement dated February 1, 2007.

The parties have signed and delivered this Agreement as of the date first above written.

“Licensor”

By: /s/ original signature on file

 Donald Yu

Title:  President/CEO

“Licensee“

By: /s/ original signature on file

Title:  CEO